Exhibit 99.1

PRESS RELEASE

Contact: Carole Collins

Investor Relations Director

(770) 248-9600

INTERCEPT ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

ATLANTA, GA (March 24, 2004) — InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, announced today that its chief financial officer, Scott R. Meyerhoff, will leave the company at the end of March 2004 to assume the position of chief financial officer at Agilisys Inc. He will continue to consult with InterCept to ensure a smooth transition to a new chief financial officer.

Commenting on Mr. Meyerhoff’s departure, John W. Collins, InterCept’s Chairman and Chief Executive Officer, said, “We would like to thank Scott for his many contributions to InterCept over the last six years. Since joining the company in 1998, he has played an invaluable role in InterCept’s growth, guiding InterCept through several public offerings and numerous acquisitions. We will miss him a great deal, but we understand his desire to pursue other opportunities and certainly wish him the very best.”

InterCept has engaged Handler & Associates, an executive search firm, to assist in finding Mr. Meyerhoff’s replacement. Carole M. Collins, InterCept’s Treasurer and Vice President of Corporate Governance/Risk, will assume interim responsibility for financial matters until a new chief financial officer is appointed.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.